Exhibit 99.1

PostRock Sets 2013 Capital Budget

OKLAHOMA CITY – January 4, 2012 – PostRock Energy Corporation (“PostRock”) (NASDAQ: PSTR) today announced a $29.7 million capital budget for 2013. The budget includes $25.6 million for drilling and recompletions, $600,000 for acreage and $3.6 million for maintenance. Given the Company’s improved financial position, the budget represents a more than 40% increase over 2012 spending. PostRock expects its 2013 development work to more than double oil production. With minimal capital allocated to gas development, gas production is expected to decline 13%. On a 22:1 price equivalency basis, production is expected to increase approximately 5%. On a traditional 6:1 conversion, production is expected to decline 7%.

At year-end, PostRock held approximately 420,000 net acres in the Cherokee Basin and approximately 1,500 net acres in central Oklahoma, with each providing opportunities for multi-year growth in production and reserves. Approximately 70% of the 2013 budget targets oil projects in the Cherokee while 25% is expected to target oil projects in central Oklahoma. The remaining capital will fund a limited number of oil recompletions in Appalachia as well as maintenance expenditures. Lease operating expenses as well as general and administrative expenses are expected to continue to decrease. The Company expects to fund the 2013 capital budget with internal cash flow and availability under its new revolving credit facility. At year-end, the Company had $57.5 million of debt outstanding, leaving $32.5 million available under the facility.

Commenting, Terry W. Carter, the Company’s President and CEO, said, “Our 2013 capital program should significantly increase our oil production. On a price equivalency basis we began 2012 with only 7% of our production represented by oil. By December 31st, that had risen to 14%. We expect oil to comprise 27% of production in 2013 and it should reach 32% by the end of the year. While growing reserves and production, we will continue to focus on reducing expenses. Once natural gas prices recover, and we are confident they eventually will, we have a significant opportunity to exploit the Company’s sizeable inventory of gas oriented development projects. As we look ahead, we are confident that PostRock is well positioned to generate very attractive shareholder returns.”

PostRock Energy Corporation is engaged in the acquisition, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in central Oklahoma and oil and gas producing properties in Appalachian.

Opinions, forecasts, projections and statements that are not historical facts are forward-looking statements that involve risks and uncertainties. Such statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While the Company believes expectations reflected in these statements are reasonable, there is no assurance they will prove correct. Actual results may differ materially due to unforeseen factors. These risks and others are detailed in the Company’s filings with the Securities and Exchange Commission which may be found at www.pstr.com or www.sec.gov. In making forward-looking statements, the Company undertakes no obligation to update them.

Company Contact

North Whipple

Director, Finance & Investor Relations

PostRock Energy Corporation

nwhipple@pstr.com

(405) 702-7423